EXHIBIT 23.1

Consent of Independent Registered Certified Public Accounting Firm

The Board of Directors

RELM Wireless Corporation

West Melbourne, Florida

We hereby consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-112446) pertaining to the 1997 Stock Option Plan (as amended), the Post Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-25795) pertaining to the 1996 Stock Option Plan for Non-Employee Directors and Registration Statement on Form S-8 (Registration No. 333-147354) pertaining to the 2007 Non-Employee Directors’ Stock Option Plan and the 2007 Incentive Compensation Plan of RELM Wireless Corporation of our report dated March 6, 2009, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ BDO Seidman, LLP

Miami, Florida

March 6, 2009